CERTIFICATE OF CORRECTION OF THE

CERTIFICATE OF DESIGNATION OF CLASS A CONVERTIBLE PREFERRED STOCK

OF KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

Kyto Technology and Life Science, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.The name of the Corporation is Kyto Technology and Life Science, Inc.

2.That a Certificate of Designation of Class A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) was filed with the Delaware Secretary of State on July 22, 2019, and said Certificate of Designation requires correction as permitted by Section 103 of the Delaware General Corporation Law.

3.The inaccuracy to be corrected in the Certificate of Designation is as follows:

a.Section 5.2(a)(ii) of the Certificate of Designation incorrectly includes a reference to the OTC Markets.

4.Section 5.2(a)(ii) of the Certificate of Designation is corrected to read as follows:

“(ii) the Corporation’s successful listing on the NYSE or NASDAQ;”

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to be filed this on February 10, 2021.

KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

By:	/s/ Paul Russo
Paul Russo Chief Executive Officer